Putnam American Government Income Fund, 3/31/13, semiannual report

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A		5,293
Class B	   	   63
Class C	   	  130
Class M           19

72DD2 (000s omitted)

Class R           64
Class Y	   	  314

73A1

Class A	 0.078
Class B	 0.044
Class C	 0.042
Class M	 0.066

73A2

Class R	0.066
Class R5  0.090
Class R6	0.095
Class Y	0.090


74U1	(000s omitted)

Class A	64,445
Class B    1,308
Class C	 2,666
Class M	   278

74U2	(000s omitted)

Class R	   905
Class R5       1
Class R6     366
Class Y    2,943

74V1

Class A	  9.18
Class B	  9.10
Class C     9.14
Class M	 9.25

74V2


Class R	   9.19
Class R5     9.16
Class R6     9.16
Class Y	   9.16

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.